Exhibit 19.1
Zai Lab Limited
(A company incorporated in the Cayman Islands with limited liability)
(the “Company”)
INSIDER TRADING POLICY
(Adopted by the Board of Directors on December 2, 2024)

1.PURPOSE

To promote compliance by the Company and its employees, directors, consultants, contractors, temporary staff, and any others specially designated by the Chief Legal Officer (Covered Persons) as well as their Family Members and Controlled Entities with insider trading laws in the United States, insider dealing laws in Hong Kong, and rules and regulations of the Nasdaq Stock Market (the “Nasdaq”), The Stock Exchange of Hong Kong Limited (the “Hong Kong Stock Exchange”), and of any other securities exchange on which Zai Lab Limited is listed governing insider dealing or Transactions in Company Securities (applicable laws, rules, regulations, and listing standards, collectively). This Insider Trading Policy (the “Policy”) is designed to:

A.Avoid actual or potential conflicts of interest and the appearance of conflicts of interest arising from Transactions in Company Securities or Tipping,

B.Avoid Transactions in Company Securities while in possession of Material Non-Public Information that may violate or appear to violate the insider trading or insider dealing laws and requirements described above, and

C.Avoid unauthorized disclosure or Tipping of Material Non-Public Information to others.

The Chief Legal Officer may approve exceptions to the requirements in this Policy, consistent with applicable laws, rules, regulations, and listing standards. See Section 3 for definitions of certain capitalized terms.

2.SCOPE

2.1.Under this Policy, all Covered Persons:

A.Are prohibited from trading or dealing in Company Securities when they possess Material Non-Public Information concerning the Company or its securities and during specified blackout periods, other than as permitted pursuant to a Trading Plan as set forth in Section 7;

B.Are prohibited from the unauthorized disclosure or Tipping of Material Non-Public Information to others; and

C.Should avoid actual or potential conflicts of interest, or the appearance of conflicts of interest, arising from their Transactions in Company Securities.

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2.2.For Covered Persons listed in Schedule I, Transactions in Company Securities must occur pursuant to a Trading Plan as set forth in Section 7. For Covered Persons that are members of the Board of Directors of the Company (“Company Directors), Transactions in Company Securities must occur pursuant to a Trading Plan as set forth in Section 7 or in accordance with the pre-clearance requirements in Section 8. All other Covered Persons who are employees (including officers) of the Company (“Inside Covered Persons”) must follow the pre-clearance requirements in Section 8 before trading or dealing in Company Securities.

2.3.If a Covered Person’s employment or relationship is terminated at a time when they have Material Non-Public Information, the restrictions and requirements in this Policy will generally continue to apply until one (1) full trading day has elapsed after such information has been publicly disclosed, until the information is no longer material, or for ninety (90) days, whichever comes first. For purposes of this Policy, a “trading day” shall mean any day on which Nasdaq is open for trading. For more information on post-employment transactions, refer to Section 9.

2.4.The Policy applies to all Transactions in Company Securities by Covered Persons and the Company. The same restrictions that apply to Covered Persons under this Policy also apply to their Family Members and Controlled Entities. Covered Persons are responsible for any actions of their Family Members and Controlled Entities and so are encouraged to review this Policy with them.

3.DEFINITIONS

3.1.Company Securities: The Company’s American Depositary Shares and ordinary shares as well as options to purchase such shares and any other type of securities that the Company may issue, such as listed or unlisted preferred stock, debt issued by the Company including debentures and bonds, warrants, exchange-traded options, unlisted securities convertible or exchangeable into listed securities, or other derivative securities based on the value of Company securities.

3.2.Covered Persons: All Company Directors, officers, employees, consultants, contractors, temporary staff, and any person specially designated by the Chief Legal Officer.

3.3.Family Members: All family members of a Covered Person, including any spouse, minor children, other family members or anyone else living in the Covered Person’s household as well as family members who do not live in the Covered Person’s household but whose Transactions in Company Securities are directed by the Covered Person or subject to the Covered Person’s influence or control (such as the Covered Person’s parents or children who consult with the Covered Person before trading).

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3.4.Controlled Entities: Entities that any Covered Person controls or significantly influences, such as any entity for which the Covered Person exercises 30 percent or more of the voting power at general meetings or controls the majority of the board of directors. Such entities may include, but are not limited to, corporations, partnerships, limited liability companies, investment managers, trusts of which the Covered Person is a beneficiary or a trustee, or discretionary trusts of which the Covered Person is a founder and can influence how the trustee exercises his discretion.

3.5.Conflict of Interest: A situation in which a conflict arises between a Covered Person’s personal interests (financial or otherwise) and the Company’s interests.

3.6.Material Non-Public Information: Information about the Company or its securities that is both material and non-public. For purposes of this Policy, the definition of Material Non-Public Information includes “inside information” as defined under the listing rules of the Hong Kong Stock Exchange.

A.Material Information: Although there is no bright line definition of “material” under United States and Hong Kong securities laws, information about a company or its securities should be considered material if:

•There is a substantial likelihood that a reasonable investor would consider the information important in deciding whether to buy, hold, or sell the security;

•There is a substantial likelihood that a reasonable investor would have considered the information to have significantly altered the total mix of information made available; or

•The information is reasonably certain to have a substantial effect on the market price of a security.

If you are considering a Transaction in Company Securities (and are aware of non-public information about the Company or its securities), consider whether such information may affect your decision to buy or sell. If it would, it may have the same effect on other investors and should, therefore, be considered to be “material” information. Examples of information that may be considered material include (but are not limited to):

•Financial results (including the types of financial information disclosed in our annual, interim, or quarterly reports);
•Financial forecasts, guidance, and projections;
•Information on the Company’s financial results or forecasts, guidance, or projections that departs from market expectations;
•Acquisitions or disposals of a significant amount of assets;
•Regulatory communications, determinations, significant approvals and other regulatory actions;
•Strategic plans;
•Clinical trial results;
•Marketing plans;
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•Significant product and research developments;
•Significant changes or developments in supplies or inventory, including significant product defects, recalls, or product returns;
•Information that impacts regulatory timelines and milestones for Company products or lead candidates (e.g., manufacturing delays or quality problems);
•New major contracts, orders, suppliers, customers, or finance sources, or the loss thereof;
•Significant cybersecurity incidents;
•Important personnel changes, including changes in Company Directors, executive officers, or senior management;
•Collaborations, potential mergers, acquisitions, sale of Company assets, joint ventures, or tender offers;
•Company restructuring, or impending bankruptcy or the existence of severe liquidity problems;
•Major litigation or settlement thereof;
•Significant borrowings or financings;
•Stock splits;
•A change in auditors or notification that the auditor’s reports may no longer be relied upon;
•Company repurchases of Company stock or dividends, including any change or proposed change in the Company’s policies or plans relating thereto;
•Dealings between the Company and a Company Director or a Company Director’s Family Members or Controlled Entities; and
•Defaults on borrowings or bankruptcies.

B.Non-Public Information:

•Information should be considered “non-public” if it has not been disseminated in a manner making it generally available to investors and the securities market. The Company may make information public by disclosing the information in a report filed with the U.S. Securities and Exchange Commission (“SEC”), in an announcement filed with The Hong Kong Stock Exchange, or through a recognized channel of distribution such as the Company’s website or a major wire service. The circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination.

•In addition, even after a public announcement, a reasonable period of time must elapse in order for the market to react to the information. As a result, Covered Persons must allow at least one (1) full trading day following public disclosure as a reasonable waiting period before such information is deemed to be public. For example, if the Company announces material information in a press release at 6:00 p.m. on Friday, and Nasdaq is open for trading on Monday, such information will be deemed to be public on Tuesday.

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3.7.Transaction: Any trading or dealing in Company Securities. This includes:

A.Any sale, purchase, transfer, gift, or exchange of or subscription for Company Securities;

B.Any acquisition or disposal of the right to sell, purchase, transfer, exchange, or subscribe for Company Securities; or

C.Any agreement to do any of those things described in Section 3.7.A or Section 3.7.B, either for yourself or as agent for another person.

For Company Directors, including their Family Members and Controlled Entities, this includes any acquisition, disposal or transfer of, or offer to acquire, dispose of or transfer, or creation of a pledge, charge or any other security interest in Company Securities, and the grant, acceptance, acquisition, disposal, transfer, exercise or discharge of any option (whether call, put or both) or other right or obligation, present or future, conditional or unconditional, to acquire, dispose of or transfer Company Securities, or any interest in Company Securities, in each case whether or not for consideration or in accordance with an agreement.

The transactions Covered Persons are permitted to engage in without restriction as specified in Section 5 are excluded from this definition.

3.8.Tip or Tipping: The unauthorized disclosure, directly or indirectly, of Material Non-Public Information . This includes recommending buying or selling Company Securities while you are aware of Material Non-Public Information.

4.PROHIBITED TRANSACTIONS AND DISCLOSURES

4.1.Covered Persons are prohibited from the following under this Policy:

A.Entering into Transactions involving Company Securities while aware of Material Non-Public Information, other than as permitted pursuant to a Trading Plan as set forth in Section 7;

B.Entering into a Transaction involving Company Securities during a Blackout Period (as discussed in Section 6), other than as permitted pursuant to a Trading Plan as set forth in Section 7; and

C.Tipping of any Material Non-Public Information.

4.2.It is against this Policy to engage in trading or dealing activities that, by their nature, are aggressive or speculative or may give rise to an appearance of impropriety or a conflict of interest, including:

A.Short sales (i.e., the sale of a Company Security that the seller does not own or that is completed by the delivery of borrowed stock);
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B.Purchases or pledges of a Company Security on margin or as collateral to secure a loan or other obligation (with the exception of using a margin account to purchase Company Securities in connection with the exercise of a Company-granted stock option);

C.Transactions in derivatives of Company Securities such as put or call options;

D.Hedging transactions, which can be accomplished through many financial instruments or mechanisms, including prepaid variable forwards, equity swaps, exchange funds, and/or collars;

E.Executing transactions pursuant to standing, “limit orders”, “good until cancelled orders,” or similar market orders, regardless of when the order was placed.

•Exceptions. Such orders may be placed on Company Securities pursuant to Trading Plans as set forth in Section 7. In addition, if a person subject to this Policy determines that they must use a standing order or limit order other than pursuant to a Trading Plan, that person must contact the Chief Legal Officer for clearance to place the order; or

F.Trades in the securities of another company about which company or securities any Covered Person has learned material non-public information through their business with the Company, including any of the Company’s suppliers, development partners, commercial partners, or competitors.

5.PERMITTED TRANSACTIONS

5.1.Covered Persons who are not Company Directors may engage in the following transactions under this Policy, subject to the exceptions specified below:

A.Stock Option Exercises. Exercises of stock options awarded pursuant to a Company equity incentive plan or a transaction in which a person elects to have the Company withhold shares subject to an option exercise to satisfy tax withholding requirements.

•Exceptions. The restrictions in this Policy apply to market sales of shares acquired pursuant to the exercise of such stock options, including the sale of shares as part of a broker-assisted cashless exercise of an option or any other market sale for the purpose of generating the cash needed to pay the exercise price of or taxes associated with an option, other than as permitted pursuant to a Trading Plan as set forth in Section 7.

B.Restricted Stock and Similar Awards. Vesting of restricted stock, the settlement of restricted stock units or similar awards, or a transaction in which the Company sells shares on behalf of an employee or withholds shares to satisfy tax withholding requirements upon the vesting of any restricted stock or the vesting or settlement of any restricted stock unit.

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•Exceptions. Other than as described in the preceding paragraph, the restrictions in this Policy apply to market sales of restricted stock or other Company Securities received upon the settlement of any restricted stock unit or similar award.

C.Employee Stock Purchase Plan. Periodic purchases that an employee has elected to make under a Company employee stock purchase plan.

•Exceptions. The restrictions in this Policy apply to an initial decision to participate in the employee stock purchase plan, a decision to increase or decrease the level of contribution in a subsequent purchase period, and any sales of shares purchased under such plans.

D.401(k) Plan. Purchases of Company Securities in the Company’s 401(k) plans as a result of periodic contributions made pursuant to a payroll deduction.

•Exceptions. The restrictions in this Policy apply to initial elections to participate in a Company stock fund, increases or decreases in the level of participation in a Company stock fund, and transfers in or out of a Company stock fund (including in connection with a plan loan).

E.Transactions with the Company. Purchases of Company Securities from the Company or sales of Company Securities to the Company.

•Exceptions. The restrictions in this Policy apply to transactions between the Company and a related party or connected person. If you are in doubt as to whether the transaction would constitute a related party or connected transaction under applicable laws or regulations, please consult with the Legal Department in advance.

F.Mutual Funds. Transactions in mutual funds that are invested in Company Securities.

5.2.Company Directors, including their Family Members and Controlled Entities, may engage in the following transactions under this Policy without restriction:

A.Buying or selling shares or interests in any publicly-traded mutual funds including investing in one or more investment funds under the Hong Kong Mandatory Provident Fund Scheme, other provident funds, open-ended mutual funds and, in certain cases, exchange-traded funds which may invest into Company Securities, provided that in each case (i) the funds are professionally managed by a third-party investment manager and (ii) Company Directors, their Family Members, or their Controlled Entities have no discretion over or ability to influence the investment decisions of the fund manager in respect of the securities constituting the funds;

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B.Taking up entitlements (or allowing them to lapse) under a rights or bonus issue, or capitalization or other offer made by the Company to holders of its securities, including an offer of shares in lieu of a cash dividend (although disposals or transfers to another person or applications for excess entitlements would be subject to the restrictions in this Policy);

C.Undertakings to accept or acceptance of a general offer for Company Securities made to the shareholders of the Company other than those who are acting in concert with the offeror;

D.The exercise of share options or warrants or acceptance of an offer for shares pursuant to an agreement entered into with the Company before a period during which dealing is prohibited under this Policy at the pre-determined price fixed at the time of grant of the share option or warrant or acceptance of an offer for shares; and

E.Dealing where the beneficial ownership of Company Securities is transferred from another party by operation of law (e.g., upon death).

6.TRADING WINDOWS AND BLACKOUT PERIODS

6.1.Covered Persons may enter into Transactions involving Company Securities (i) when they are not in possession of Material Non-Public Information and during an open Trading Window (i.e., not during a Blackout Period) or (ii) pursuant to a Trading Plan as set forth in Section 7.

6.2.Trading Windows. For all Covered Persons, the Trading Window opens each quarter at the start of each trading day that is at least one (1) full trading day following the public announcement of earnings for the immediately preceding quarter. For Company Directors and Covered Persons listed in Schedule I, as well as their Family Members and Controlled Entities, the Trading Window closes on the fourteenth (14th) calendar day before the end of each fiscal quarter (or on the last trading day if such date falls on a non-trading day). For all other Covered Persons, the Trading Window closes on the last day of the fiscal quarter (or on the last trading day if such date falls on a non-trading day). Company employees and Company Directors receive emails from the Legal Department regarding open trading windows.

6.3.Blackout Periods.

A.General Blackout Periods. Any period between open Trading Windows is a Blackout Period.

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B.Event-Specific Blackout Periods. The Company also may identify blackout periods based on material events or developments involving the Company. The Chief Legal Officer will notify Covered Persons of any additional blackout periods during which they are prohibited from entering into Transactions involving Company Securities. Covered Persons subject to such a Blackout Period, as well as their Family Members and Controlled Entities, may not trade even if there is an open Trading Window and may not disclose to others that such a Blackout Period has been designated. The Chief Legal Officer will notify the Covered Persons when such a blackout period has ended.

C.Pension Fund Blackout Periods for Company Directors and Executive Officers. If the Company is required to impose a “pension fund blackout period” under U.S. Regulation BTR, each director and executive officer shall not, directly or indirectly, sell, purchase, or otherwise transfer during such blackout period any Company Securities acquired in connection with his or her service as a director or officer of the Company, except as permitted by Regulation BTR.

7. 10B5-1 TRADING PLANS

7.1.General. Transactions in Company Securities may be made pursuant to a written plan that was adopted in good faith at a time when the Covered Person was not aware of Material Non-Public Information and that complies with applicable requirements of Rule 10b5-1 under the U.S. Securities Exchange Act of 1934, as amended (such plan, a “Trading Plan”).

7.2.Trading Plan Required for Covered Persons in Schedule I. If you are a Covered Person listed in Schedule I, all of your Transactions in Company Securities must occur exclusively under a Trading Plan, unless otherwise approved in advance by the Chief Legal Officer. Such individuals are subject to additional requirements because they are more likely to possess Material Non-Public Information.

7.3.Entry into a Trading Plan. You may only enter into or modify a Trading Plan when the Trading Window is open (see Section 6) and you are not in possession of Material Non-Public Information. The initiation of any Trading Plan, and any modification to such Trading Plan, must be submitted to and pre-cleared (i.e., approved in advance) by the Chief Legal Officer. Such pre-clearance is good for five (5) business days after receipt as long as the person requesting pre-clearance does not acquire Material Non-Public Information during the five-day period. If you are a Company Director, you are subject to the additional requirements set forth in Section 7.4(D).

7.4.Trading Plan Requirements, Limitations, and Prohibitions. The initiation of, and any modification to, any Trading Plan will be deemed to be a Transaction in Company Securities, and such initiation or modification is subject to all requirements, limitations, and prohibitions relating to Transactions in Company Securities, including the following:

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A.Cashless Exercise. Any Trading Plan that requires the relevant broker to execute a cashless exercise must attach executed, but otherwise, undated exercise forms that leave the number of shares to be exercised blank. Once the relevant option(s) is exercised and disposed of in accordance with the Trading Plan, the relevant broker will notify the Company in writing. Then, the administrator of the Company’s equity plans will complete the previously executed form by including the date and number of shares exercised. The relevant Covered Person will not be involved with this part of the exercise.

B.Revocation. Under certain circumstances, the Company may direct certain individuals to revoke their Trading Plans. Such circumstances include the announcement of a merger or the occurrence of an event that would cause the transaction either to violate the law or to have an adverse effect on the Company. The Trading Plan must authorize the Chief Legal Officer or the administrator of the Company’s equity plans to notify the relevant individual’s broker in such circumstances. The Chief Legal Officer shall review and approve all revocations before such take effect.

C.No Subsequent Influence. The Covered Person agrees not to exercise any subsequent influence over how, when, or whether to effect Transactions in Company Securities pursuant to the Trading Plan and not to communicate Material Non-Public Information to the Plan Administrator.

D.Additional Requirements for Company Directors.

(i)Blackout Periods. Unless a waiver has been granted by the Hong Kong Stock Exchange, Trading Plans for Company Directors may not trade or deal in Company Securities during the following blackout periods: (1) the period of sixty (60) days immediately preceding the publication date of annual results or, if shorter, the period from the end of the relevant fiscal year up to and including the publication date of results and (2) the period of thirty (30) days immediately preceding the publication date of quarterly or half-year results or, if shorter, the period from the end of the relevant quarterly or half-year period to and including the publication date of results. Any such Trading Plan should also explicitly acknowledge the Company’s right to prohibit Transactions in Company Securities during additional blackout periods and when the Company Director is aware of Material Non-Public Information.

(ii)Pre-Clearance. The initiation or modification of a Trading Plan for a Company Director must be approved in advance by the Legal Department. The Legal Department will coordinate any additional pre-approval required by applicable laws, rules, regulations, and listing standards. If a Company Director acquires Material Non-Public Information after receiving pre-clearance and prior to entry into or modification of a Trading Plan, such pre-clearance will cease to be valid.

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E.Plan Administrators. All Trading Plans must be arranged through the Company’s selected vendors as follows:

(i)U.S.-Based Employees. Any Trading Plan entered into by a U.S.-based employee must be conducted through Fidelity.

(ii)Non-U.S.-Based Employees. Any Trading Plan entered into by a non-U.S.-based employee must be conducted through Computershare Hong Kong.

Any exceptions or modifications to any of these Trading Plan requirements must be approved in advance by the Chief Legal Officer.

7.5.Responsibility of Covered Person. Compliance of the Trading Plan, including the Transactions executed pursuant to the Trading Plan, with the terms of Rule 10b5-1 and this Policy are the sole responsibility of the person initiating the Trading Plan, not the Company or the Chief Legal Officer.

8.PRE-CLEARANCE REQUIREMENTS FOR TRANSACTIONS IN COMPANY SECURITIES NOT MADE PURSUANT TO TRADING PLANS

8.1.Transactions Requiring Pre-Clearance. Transactions in Company Securities by Inside Covered Persons, Company Directors, and their Family Members and Controlled Entities (other than pursuant to Trading Plans as set forth in Section 7) must be pre-cleared by the Legal Department as set forth below, even if these trades occur during open Trading Windows.

8.2.The Pre-Clearance Process for Inside Covered Persons, Family Members, and Controlled Entities. Prior to initiating a transaction in Company Securities, Inside Covered Persons outside of the U.S. must submit a pre-clearance request using the Company’s pre-clearance trading application widget, and Inside Covered Persons in the U.S. must submit a pre-clearance request to the Legal Department. As part of the pre-clearance process, the individual requesting pre-clearance must confirm that he or she is not in possession of Material Non-Public Information. Pre-clearance does not relieve anyone of his or her responsibility under the laws and regulations governing insider trading and insider dealing in the United States and Hong Kong as well as related rules and requirements by The Hong Kong Stock Exchange and any other securities exchange on which the Company is listed. If your pre-clearance request is denied, you must keep the fact of such denial and the reasons therefor confidential. This pre-clearance process also applies to the Family Members and Controlled Entities of Inside Covered Persons and Company Directors (other than as set forth in Section 8.3).

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8.3.Additional Requirements for Company Directors. Prior to initiating a Transaction in Company Securities, other than pursuant to a Trading Plan that meets the requirements set forth in Section 7, a Company Director must notify in writing the Chief Legal Officer. The Chief Legal Officer will coordinate any pre-approval required by applicable laws, rules, regulations, and listing standards. Such Transactions may not occur during the blackout periods set forth in Section 7.4(D)(i).

8.4.Pre-Clearance Period. If pre-clearance to trade is granted, such pre-clearance will be valid for five (5) business days after receipt, as long as the person requesting pre-clearance does not acquire Material Non-Public Information during the five-day period. If the Transaction does not occur within five (5) business days, pre-clearance must be obtained again before entering into the Transaction.

8.5.It is the sole responsibility of Covered Persons to comply with all applicable legal requirements and the pre-clearance trading procedures established by both the Company and the administrators of the Company’s equity plans.

9.POST-EMPLOYMENT TRANSACTIONS

9.1.If any Covered Person is aware of Material Non-Public Information when such Covered Person’s employment, service as a director, or service relationship with the Company terminates, the Covered Person may not purchase or sell Company Securities or disclose such Material Non-Public Information until after one (1) full trading day has elapsed after that information has been made public by the Company or it is no longer material. The terminated Covered Person shall also remain subject to the Trading Window and Blackout Periods set forth in this Policy and may not purchase or sell Company Securities until the appropriate time, as determined by the Chief Legal Officer.

9.2.Unless the facts and circumstances require otherwise, it will ordinarily be presumed that a terminated Covered Person does not possess any Material Non-Public Information ninety (90) days following termination.

9.3.If a terminated Covered Person has any questions regarding their possible possession of Material Non-Public Information or the existence of a Trading Window or Blackout Period, the Covered Person should promptly contact the Legal Department.

10.REQUIRED REPORTING FOR SECTION 16 OFFICERS AND DIRECTORS

10.1.Company Directors and Covered Persons that are subject to Section 16 of the U.S. Securities Exchange Act of 1934, as amended (the “Section 16 Officers”) must report all Transactions in Company Securities, including those executed in connection with Trading Plans, to the Legal Department promptly so that the Company can assist with the preparation and filing of forms required by the SEC.

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10.2.Company Directors must also report all Transactions in Company Securities promptly, and in any event no later than the next business day after execution, so that the Company can make the relevant disclosure of interests filings as required by the laws and regulations of the Hong Kong Stock Exchange.

11.COVERED PERSON RESPONSIBILITY, CONSEQUENCES OF NON-COMPLIANCE, QUESTIONS, AND OVERSIGHT

11.1.Your Responsibility To Comply with Laws and This Policy.

A.Every Covered Person is responsible for taking reasonable steps to prevent violations by the Covered Person or their Family Members or Controlled Entities of: (i) this Policy, (ii) the Company’s Code of Business Conduct and Ethics, (iii) insider trading and insider dealing laws and regulations applicable in the relevant jurisdictions and securities exchanges, and (iv) any other applicable Company policies, laws, and regulations.

B.Any Covered Person who violates this Policy or any laws or regulations governing insider trading, insider dealing, or Tipping in the United States, Hong Kong, the Hong Kong Stock Exchange, or another securities exchange on which the Company’s securities are listed, or knows of any such violation by any other Covered Person, must report the violation immediately to the Chief Legal Officer.

C.The consequences of insider trading or Tipping in violation of U.S. securities laws or insider dealing in violation of Hong Kong securities laws and requirements can be severe. Insider trading and insider dealing violations are pursued vigorously by the enforcement authorities. Punishment for insider trading or insider dealing violations could include significant fines and imprisonment. A person who Tips Material Non-Public Information to another person who then trades on the basis of such information is subject to the same penalties as the person who traded, even if the “tipper” did not trade or profit from the other person’s trade. There is also potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading or insider dealing by Covered Persons.

D.If the Company determines that any Covered Person has violated this Policy, related standards, procedures or controls, or applicable laws, rules, regulations, or listing standards, appropriate disciplinary measures will be taken, up to and including immediate termination of employment, to the extent permitted by applicable laws and consistent with the Company’s Accountability Model. The Company may also terminate consultants, contractors, and other non-employees for violation of this Policy.

E.Subject to applicable laws, the Company reserves the right to take whatever disciplinary or other measure(s) it determines in its sole discretion to be appropriate in any particular situation, including disclosure of any wrongdoing to governmental authorities.
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11.2.Questions about this Policy. Please direct all questions regarding this Policy to the Legal Department.

11.3.Oversight.

A.The Chief Legal Officer is responsible for overseeing this Policy and determining whether the appropriate training, communication, implementation, auditing, and monitoring of this Policy is conducted.

B.The Chief Legal Officer may designate one or more persons to assist with the oversight of this Policy or with any activities conducted in accordance with this Policy.

11.4.Acknowledgement. Upon first receiving a copy of this Policy, each Covered Person must acknowledge, in writing, to the Chief Legal Officer that he or she has received such Policy and agrees to comply with its terms.

EFFECTIVE DATE: December 2, 2024
This Policy replaces and supersedes the Insider Trading Policy dated October 18, 2023.
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Schedule I

Scheduled Employees – Subject to Rule 10b5-1 Trading Plan Requirement

•All executive officers of the Company (including all “named executive officers” as determined and disclosed in the Company’s most recently filed proxy statement and any officer who reports directly to the Company’s CEO and Section 16 Officers)
•All Executive Vice Presidents (EVPs) of the Company
•All Senior Vice Presidents (SVPs) of the Company
•All members of the Company’s Disclosure Committee
•All members of the Legal Department
•All members of the Business Development Department
•All members of the Investor Relations Department
•All members of the Finance Department (excluding Procurement and Internal Audit), Director Level and above
•Any additional employees identified by the Chief Legal Officer
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